SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement	[_] Soliciting Material Under Rule 14a-12
[_] Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[_] Definitive Additional Materials

HILLS BANCORPORATION
(Name of Registrant as Specified In Its Charter)

________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[_]	No fee required.

[_]	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies: ______________________________________
(2)	Aggregate number of securities to which transaction applies: ______________________________________
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

______________________________________
(4)	Proposed maximum aggregate value of transaction: ______________________________________
(5)	Total fee paid: ______________________________________

[_]	Fee paid previously with preliminary materials:

[_]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid: ______________________________________
(2)	Form, Schedule or Registration Statement No.: ______________________________________
(3)	Filing Party: ______________________________________
(4)	Date Filed: ______________________________________

HILLS BANCORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

April 17, 2006

    The Annual Meeting of the Shareholders of Hills Bancorporation, an Iowa corporation (the “Company”), will be held at the Hills Community Center, Hills, Iowa, on Monday, the 17th day of April, 2006, at 4:00 o’clock p.m., local time, for the following purposes:

1.	To elect four members of the Board of Directors.

2.	To ratify the selection of KPMG LLP as Hills Bancorporation’s independent auditors for the fiscal year ending December 31, 2006.

3.	To transact such other business as may properly be brought before the meeting or any adjournments thereof.

    The Board of Directors has fixed the close of business on March 13, 2006, as the record date for the determination of the shareholders entitled to notice of, and to vote at, the meeting. Accordingly, only shareholders of record at the close of business on that date will be entitled to vote at the meeting, or any adjournments thereof.

    TO INSURE YOUR REPRESENTATION AT THE MEETING, THE BOARD OF DIRECTORS OF THE COMPANY SOLICITS YOU TO MARK, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE. YOUR PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS EXERCISED. IF YOU ARE ABLE TO ATTEND THE MEETING AND WISH TO VOTE YOUR SHARES PERSONALLY, YOU MAY WITHDRAW YOUR PROXY AND DO SO.

Date: March 20, 2006	By Order of the Board of Directors

Hills Bancorporation	Dwight O. Seegmiller, President
131 Main Street
Hills, Iowa 52235

HILLS BANCORPORATION 131 Main Street Hills, Iowa 52235

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

To Be Held on April 17, 2006

    This Proxy Statement is furnished to shareholders of Hills Bancorporation (the “Company”) in connection with the solicitation of proxies by the Board of Directors of the Company for the Annual Meeting of Shareholders to be held April 17, 2006, and any adjournments thereof. This Proxy Statement and form of Proxy enclosed herewith are first sent to the shareholders of the Company entitled to vote at the Annual Meeting on or about March 20, 2006.

    If the accompanying Proxy is properly signed and returned and is not withdrawn or revoked, the shares represented thereby will be voted in accordance with the specifications thereon. If the manner of voting such shares is not indicated on the Proxy, the shares will be voted FOR the election of the nominees for directors named herein and FOR ratification of the selection of KPMG LLP as Hills Bancorporation’s independent auditors for the fiscal year ending December 31, 2006. Election of any nominee as a director requires a majority of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. Ratification of the selection of KPMG LLP requires a majority of the votes cast at a meeting at which a quorum is present. The Board of Directors recommends that you vote FOR each of the director nominees named in this Proxy Statement and FOR ratification of the selection of KPMG LLP as the Company’s independent auditors for the fiscal year ending December 31, 2006.

    Only shareholders of record at the close of business on March 13, 2006, are entitled to notice of and to vote at the meeting. There were 4,562,237 shares of Common Stock of the Company outstanding at the close of business on that date, all of which will be entitled to vote. The presence, in person or by proxy, of the holders of a majority of such outstanding shares is necessary to constitute a quorum for the transaction of business at the meeting. Holders of the shares of Common Stock are entitled to one vote per share standing in their names on the record date on all matters. Shareholders do not have cumulative voting rights. If the holder of shares abstains from voting on any matter, or if shares are held by a broker which has indicated that it does not have discretionary authority to vote on a particular matter, those shares will be counted for quorum purposes, but will not be counted as votes cast with respect to any matter to come before the meeting and will not affect the outcome of any matter.

    The Company will bear the cost of solicitation of proxies. In addition to the use of the mails, proxies may be solicited by officers, directors and regular employees of the Company, without extra compensation, by telephone, facsimile or personal contact. It will greatly assist the Company in limiting expense in connection with the meeting if shareholders who do not expect to attend in person will return signed proxies promptly whether they own a few or many shares.

    A shareholder may revoke his or her Proxy at any time prior to the voting thereof by filing with the Treasurer of the Company at the Company’s principal office at 131 Main Street, Hills, Iowa 52235, a written revocation or a duly executed Proxy bearing a later date. A shareholder may also withdraw the Proxy at the meeting at any time before it is exercised.

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INFORMATION CONCERNING NOMINEES FOR ELECTION AS DIRECTORS

    The Company has eleven directors with staggered terms of office. Four directors are to be elected at the 2006 Annual Meeting of Shareholders, each of whom would be elected, to serve for a three-year term. The Board of Directors has no reason to believe that any nominee will be unable to serve as a director, if elected. However, in case any nominee should become unavailable for election, the proxy will be voted for such substitute, if any, as the Board of Directors may designate.

    Each director of the Company also serves as a director of the Company’s wholly-owned subsidiary, which is a commercial bank. The commercial bank is Hills Bank and Trust Company (the “Bank”). The Company anticipates that, following the election of the nominees set forth below, all directors of the Company will continue to serve as directors of the Bank. The directors of the Bank are elected by the vote of the Company as the sole shareholder of the Bank.

    Set forth below are the names of the four persons nominated by the Board of Directors for election as directors of the Company at the 2006 Annual Meeting along, with certain other information concerning such persons.

Name and Year First Became a Director	Age	Positions & Offices Held With Company	Principal Occupation or Employment During the Past Five Years

Director Nominees Who Would Serve Until the 2009 Annual Meeting

Willis M. Bywater	67	Director	Executive officer and
1984-Company			shareholder of Economy
1979-Bank			Advertising Company
			(commercial printing
			and sales of advertising
			specialties)

Thomas J. Gill, D.D.S.	59	Director	Dentist - Private Practice
1993-Company
1993-Bank

Donald H. Gringer	71	Director &	Executive officer and
1988-Company		Vice President	shareholder of Gringer Feed
1988-Bank			and Grain (grain elevator)

Dwight O. Seegmiller	53	Director &	President of the Company
1986-Company		President	and the Bank
1986-Bank
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INFORMATION CONCERNING DIRECTORS OTHER THAN NOMINEES

    The following table sets forth certain information with respect to directors of the Company who will continue to serve as directors subsequent to the 2006 Annual Meeting and who are not nominees for election at the 2006 Annual Meeting.

Name and Year First Became a Director	Age	Positions & Offices Held With Company	Principal Occupation or Employment During the Past Five Years

Directors Serving Until the 2007 Annual Meeting

Michael E. Hodge	52	Director	President and shareholder
2000-Company			of Hodge Construction
2000-Bank			Company

Richard W. Oberman	70	Director &	President and shareholder
1984-Company		Vice President	of Oberman Farms, Inc.
1980-Bank

Sheldon E. Yoder, D.V.M.	53	Director	President and shareholder
1997-Company			of Kalona Veterinary Clinic
1997-Bank

Directors Serving Until the 2008 Annual Meeting

James A. Nowak	58	Director	Partner- McGladrey & Pullen,
2004-Company			LLP (Retired), July 2004 to
2004-Bank			present; previously Audit and
			Accounting Partner with
			McGladrey & Pullen, LLP,
			1976-2004

Theodore H. Pacha	57	Director	President and owner of THEO
1990-Company			Resources (Business Investment
1990-Bank			and Consulting), May 1999 to
			present

Ann Marie Rhodes	52	Director	The University of Iowa –
1993-Company			Assistant to Provost and
1993-Bank			HIPAA Privacy Officer,
			University of Iowa Associate
			Professor, University of Iowa
			College of Nursing

Ronald E. Stutsman	66	Director	Executive officer and
1984-Company			shareholder of Eldon C.
1981-Bank			Stutsman, Inc. (fertilizer plant)

None of the nominees or directors serves as a director of another company whose securities are registered under the Securities Exchange Act of 1934 or a company registered under the Investment Company Act of 1940.

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INFORMATION CONCERNING THE BOARDS OF DIRECTORS

Board of Directors of Company

    The Board of Directors of the Company meets on a regularly scheduled basis. During 2005, the Board of Directors of the Company held an annual meeting, one special meeting and twelve regular meetings. The Board of Directors of the Company has not established any standing executive, nominating or compensation committees or committees performing similar functions. During 2005, all directors of the Company attended at least seventy-five percent of the total number of meetings of the Board. Directors are compensated for attending meetings of the Board of Directors of the Company at the rate of $200 per meeting. Although the Company does not have a formal policy regarding attendance by directors at annual shareholder meetings, such attendance is encouraged. In 2005, ten of the Company’s directors attended the annual shareholders’ meeting.

    The Board of Directors of the Company has established a committee (the “Audit Committee”) consisting of three non-employee directors, currently consisting of Directors Nowak, Pacha and Yoder. The Audit Committee recommends to the Board of Directors the engagement of the independent auditors and reviews with the independent auditors the scope and results of the audits, the Company’s internal accounting controls and the professional services furnished by the independent auditors. All three members of the Audit Committee are “independent” as defined under the rules of the NASDAQ Stock Market. The Board has determined that Director Nowak qualifies as an Audit Committee Financial Expert under applicable law. The Audit Committee met six times in 2005. All members of the Audit Committee have attended at least 75% of the total number of the meetings held in 2005. Audit Committee members are compensated by the Bank as described below. The Board of Directors has adopted a written charter for the Audit Committee.

The Board of Directors of the Company has established a committee (the “Incentive Stock Committee”) consisting of the ten non-employee directors (i.e., all directors but Mr. Seegmiller) to administer and grant awards under the Hills Bancorporation 2000 Stock Option and Incentive Plan (the “Incentive Stock Plan”). The Incentive Stock Committee held three meetings during 2005. All members of the Incentive Stock Committee attended the three meetings. Directors are not compensated for meetings of the Incentive Stock Committee.

Board of Directors of Bank

    The business and affairs of the Bank are managed directly by the Board of Directors of the Bank, the membership of which is identical to that of the Board of Directors of the Company. The Board of Directors of the Bank holds regular monthly meetings. In 2005, the Board of Directors of the Bank held an annual meeting, twelve regular meetings and one special meeting. The Board of Directors of the Bank has established the Trust Committee, the Audit Committee, the Loan Committee and the Employee Stock Ownership Plan (“ESOP”) Committee as standing committees of the Board of Directors. Directors Bywater, Gill, Rhodes and Seegmiller serve on the Trust Committee; Directors Nowak, Pacha and Yoder serve on the Audit Committee; Directors Gringer, Hodge, Seegmiller and Stutsman serve on the Loan Committee; and Director Oberman serves on the ESOP Committee. The seven directors not appointed to the Loan Committee are invited to attend meetings of that committee and are compensated for such attendance at the same rate as members of the Loan Committee for each meeting attended. The Bank has established no standing executive, nominating or compensation committees of the Board of Directors or committees performing similar functions.

    The Trust Committee is responsible for overseeing and annually reviewing the status of all trusts for which the Bank’s Trust Department acts in a fiduciary capacity. The Trust Committee met twelve times during 2005. The Audit Committee held six meetings during 2005 and is responsible for coordinating the audit with KPMG LLP and addressing internal audit functions. The Loan Committee held twelve meetings during 2005 and is responsible for review and oversight of the loan activities of the Bank. The ESOP Committee, which is responsible for overseeing the ESOP in connection with which Hills Trust Department serves as trustee, had three meetings during 2005. During 2005, all of the directors of the Bank attended at least 75% of the total number of meetings of the Board of Directors and the committees to which each director was appointed.

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    Directors of the Bank who are not employees of the Bank (all directors but Mr. Seegmiller) receive a retainer of $5,000 per year and $350 for each meeting of the Board of Directors attended. Richard W. Oberman, the Chairman of the Board of the Bank, receives an additional $2,500 per year as a retainer fee. Directors of the Bank who are not employees of the Bank are compensated for serving on the various committees of the Bank’s Board of Directors at the rate of $275 per meeting attended.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

    Set forth in the following table is certain information on each person who is known to the Board of Directors to be the beneficial owner as of March 13, 2006 of more than 5% of the Company’s Common Stock, which is the only class of equity securities that the Company has outstanding.

Amount and Nature of Beneficial Ownership

Name and Address of Beneficial Owner	Total Shares Beneficially Owned	Sole Voting and Investment Power	Shared Voting and Investment Power	Percent of Class

Hills Bank and Trust	443,751	0	443,751(1)	9.73%
Company, as trustee
of the Hills Bank
and Trust Company
Employee Stock
Ownership Plan
(the “ESOP”)
131 Main Street
Hills, Iowa 52235

NOTE:

(1)	Consists of shares of Company Common Stock allocated to the accounts of employees of the Bank who are eligible to participate in the ESOP. Employees are entitled to direct the trustee how to vote shares allocated to their accounts.
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    The following table sets forth as of March 13, 2006 the number of shares of the Company’s Common Stock beneficially owned by each director, nominee for director, executive officer and by the executive officers and directors as a group.

Amount and Nature of Beneficial Ownership

Name	Total Shares Beneficially Owned		Sole Voting and Investment Power	Shared Voting and Investment Power	Percent of Class (4)

Directors
Willis M. Bywater	84,660		46,235	38,425	1.86%
Thomas J. Gill, D.D.S.	8,128		8,128	0.18%
Donald H. Gringer	6,666		6,666	0.15%
Michael E. Hodge	7,174	(1)	4,474	2,700.16%
James A. Nowak	3,181	(1)	3,181	0.07%
Richard W. Oberman	47,047		14,187	32,860	1.03%
Theodore H. Pacha	9,328		9,328	0.20%
Ann Marie Rhodes	1,000		1,000	0.02%
Dwight O. Seegmiller	122,743	(2)	77,778	44,965	2.69%
Ronald E. Stutsman	49,406		14,321	35,085	1.08%
Sheldon E. Yoder	8,695	(3)	8,695	0.19%

Non-Director Executive Officers
James G. Pratt	70,379	(2)	22,185	48,194	1.54%
All Directors and	418,407	(3)	216,178	202,229	9.17%
Executive Officer as a
group (12 persons)

NOTES:
(1)
This figure includes 2,940 shares subject to currently exercisable stock options granted in 2004 to each of two directors pursuant to the Hills Bancorporation 2000 Stock Option and Incentive Plan. The exercise price for Director Hodge’s 2,940 options, granted in May, 2004, is $34.50 per share. The exercise price for Director Nowak’s 2,940 options, granted in October, 2004, is $36.25. The options will expire ten years after the grant date or two years after the director’s term of service on the Board of Directors of the Company ends.

(2)
This figure includes shares held by the ESOP which have been allocated to the executive officers for voting purposes. The following number of shares have been allocated under the ESOP to the executive officers for voting purposes: Mr. Seegmiller - 41,365; Mr. Pratt - 33,434; all executive officers as a group - 74,799.

(3)
This figure includes 6,165 shares subject to currently exercisable stock options granted in 1997 to one director pursuant to the Hills Bancorporation 1993 Incentive Stock Plan. The exercise price of the options granted in 1997 is $13.67 per share. These options were granted in tandem with dividend equivalents. These options will expire on the earlier of April 19, 2007 or two years after the director’s term of service on the Board of Directors of the Company ends.

(4)
Includes, for each such person, shares that are deemed to be beneficially owned by such person (a) because such shares are subject to options currently exercisable by such person or (b) because such shares are held by the ESOP and have been allocated to such person with shared voting power, as noted in Notes 1, 2 and 3.

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EXECUTIVE COMPENSATION AND BENEFITS

Summary Compensation Table

    The following table provides certain summary information concerning compensation paid or accrued by the Company and the Bank for the last three fiscal years with respect to Mr. Seegmiller, as President of the Company, and to the other executive officer of the Company:

	Annual Compensation			Long Term Compensation

				Awards

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(1)(2)	Securities Underlying Options/SARS	All Other Compensation ($)(3)

Dwight O. Seegmiller	2005	317,085	12,809	0	70,051
President of	2004	307,108	12,261	0	28,403
Company and	2003	299,262	11,926	0	26,999
Bank

James G. Pratt (4)	2005	237,836	4,884	0	29,429
Secretary and Treasurer	2004	230,608	4,611	0	20,563
of Company;	2003	224,534	4,453	0	20,275
Senior Vice
President of Bank

NOTES:

(1)	Compensation deferred pursuant to the Company’s deferred compensation plan is included in salary and bonus totals.

(2)
Consists of additional cash compensation paid in lieu of contributions to the ESOP and the Hills Bank and Trust Company Profit Sharing Plan (the “Profit Sharing Plan”) that could not be made by the Bank because of Internal Revenue Code limits on such contributions.

(3)	For each of the named executive officers, the figures shown consist partially of contributions in the following amounts made by the Bank to the ESOP and the Profit Sharing Plan for the specified year:

Year	Dwight O. Seegmiller	James G. Pratt

2005	$18,900	$18,900
2004	18,450	18,450
2003	18,000	18,000

The remaining portion of the figures shown consist of above-market returns on deferred compensation accrued during the specified year. Under the terms of the Company’s deferred compensation plan, returns on such deferred compensation are determined as if all such deferred compensation had been invested in shares of Company common stock with dividends reinvested. The amount of excess return was computed by comparing these returns with the returns actually achieved by the Hills Bank and Trust Company Employee Stock Ownership Plan (the “ESOP”) in which all employees participate and which invests primarily in Company common stock with the balance in cash equivalent investments. This method differs from the method used to compute the above-market returns shown in last year’s proxy statement, which was based on the federal long-term rate. Since interest is not paid on the deferred compensation, it was determined that a more meaningful method of computing the excess return figures would be one based on returns which include changes in the value of the Company’s common stock and which are available to all employees through their participation in the ESOP.

(4)	Mr. Pratt, who has been Treasurer of the Company since 1986, also became the Secretary of the Company on October 26, 2004.
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Employee Stock Ownership Plan

    The Bank sponsors a tax-qualified income plan for the employees of the Bank known as the Hills Bank and Trust Company Employee Stock Ownership Plan (the “ESOP”). The ESOP is described in and operated in accordance with the provisions of the written plan document. The Bank is the trustee of the ESOP assets. The ESOP is a defined contribution plan designed primarily to reward eligible employees for long and loyal service by providing them with retirement benefits. The ESOP is designed and intended to invest primarily in Common Stock issued by the Company and, in so doing, to provide for employee participation in the equity ownership of the Company. The ESOP may also provide benefits in the event of death, disability or other termination of employment prior to retirement. Any benefits payable under the ESOP will be based solely upon the amounts contributed for the benefit of a participant and any changes in the value of those contributions while they are held in the ESOP. The total number of participants in the ESOP as of January 1, 2006, was 380.

    Participating employees are entitled to direct the trustee of the ESOP how to vote the Common Stock of the Company held for their benefit and allocated to their accounts under the ESOP. The trustee of the ESOP will have voting discretion with regard to all other Common Stock of the Company owned by the ESOP, if any. All Common Stock of the Company owned by the ESOP has been allocated to participating employees.

    Each calendar year the Bank contributes to the ESOP such amount as may be determined by the Board of Directors or as may be required to make any payments of principal and interest due on any loan made to the trustee of the ESOP. The ESOP does not require or allow contributions by participating employees. Distributions of benefits from the ESOP to plan participants or their beneficiaries can be made either in cash or in Common Stock of the Company, at the discretion of the plan participants or their beneficiaries. In recent years, distributions have been made partly in cash and partly in Common Stock of the Company. Subject to certain exceptions, contributions to the ESOP are fully vested after seven (7) years of service with the Bank.

    The following table indicates the amount accrued pursuant to the ESOP for each named executive officer or group during 2005:

Name of Individual or Number in Group	Capacities in Which Served	Amounts Accrued

Dwight O. Seegmiller	Director and President of the	$2,100
	Company; Director and President
	of the Bank

James G. Pratt	Secretary and Treasurer of the Company;	$2,100
	Senior Vice President of the Bank

All Executive Officers
as a Group (2 persons)		$4,200
All Other Participating
Employees (378 persons)		$110,615

Profit Sharing Plan

    The Bank is the trustee of the Hills Bank and Trust Company Profit Sharing Plan (the “Profit Sharing Plan”). The Profit Sharing Plan is operated in accordance with the provisions of the written plan document. Employees of the Bank are eligible to participate in the Profit Sharing Plan. The Profit Sharing Plan, like the ESOP, is designed primarily to reward eligible employees for long and loyal service by providing them with retirement benefits. The Profit Sharing Plan is a defined contribution plan and is invested in assets other than equity securities of the Company. Any benefits payable under the Profit Sharing Plan will be based solely upon the amounts contributed by the Bank for the benefit of a participant and any changes in the value of those contributions while they are held in the Profit Sharing Plan. The Profit Sharing Plan does not require or allow contributions by participating employees. Subject to certain exceptions, contributions to the Profit Sharing Plan are fully vested after seven (7) years of service with the Bank.

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The following table indicates the amount accrued pursuant to the Profit Sharing Plan for each named executive officer or group during 2005:

Name of Individual or Number in Group	Capacities in Which Served	Amounts Accrued

Dwight O. Seegmiller	Director and President of the	$16,800
	Company; Director and President
	of the Bank

James G. Pratt	Secretary and Treasurer of the Company;	$16,800
	Senior Vice President of the Bank

All Executive Officers
as a Group (2 persons)		$33,600
All Other Participating
Employees (376 persons)		$871,717

Performance Graph

    The following performance graph provides information regarding cumulative, five-year shareholder returns on an indexed basis of the Company’s Common Stock compared to the NASDAQ Market Index and the Regional-Southwest Banks Index prepared by HEMSCOTT (formerly CoreData, Inc.) of Richmond, Virginia. The latter index reflects the performance of forty-six bank holding companies operating principally in the Midwest as selected by HEMSCOTT. The indexes assume the investment of $100 on December 31, 2000 in Company Common Stock, the NASDAQ Index and the Regional-Southwest Banks Index, with all dividends reinvested.

	2000	2001	2002	2003	2004	2005

HILLS BANCORPORATION	$100.00	$108.66	$119.07	$139.61	$156.60	$200.80
REGIONAL-SOUTHWEST BANKS	$100.00	$105.78	$119.49	$158.30	$190.09	$198.91
NASDAQ MARKET INDEX	$100.00	$79.71	$55.60	$83.60	$90.63	$92.62
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Compensation Committee Interlocks and Insider Participation

    Except as otherwise noted below, all compensation decisions affecting the executive officers of the Company and the Bank are made by the Board of Directors of the Bank, as the executive officers are employees of the Bank. The Board of Directors of the Bank has not established a compensation committee. Mr. Seegmiller, President of the Bank, serves on the Board of Directors of the Bank, but does not participate in deliberations or voting on decisions concerning compensation of executive officers. Although Mr. Seegmiller does make a recommendation to the Board of Directors regarding the compensation of Mr. Pratt, no recommendation is made by Mr. Seegmiller regarding his own compensation. After making such recommendations, Mr. Seegmiller is excused from the meeting and the Board of Directors deliberates and votes upon the compensation to be paid to each of the two executive officers. Decisions regarding the award of stock options to the two executive officers pursuant to the Company’s Incentive Stock Plan are made by the Incentive Stock Committee consisting of the ten non-employee directors (all directors but Mr. Seegmiller).

    Willis M. Bywater and Michael E. Hodge, both members of the Board of Directors of the Bank and of the Incentive Stock Committee, participated in deliberations concerning executive compensation matters during 2005. Under rules of the Securities and Exchange Commission, the Bank is required to disclose that it has had certain business relationships during 2005 with Economy Advertising Company, a commercial printing and specialty advertising firm, and with Hodge Construction Company, a general contractor. In addition, Mr. Hodge is a 15% investor in the limited liability corporation, OC Group, LC that is the owner of the Old Capitol Town Center, a portion of which is leased by the Bank for a bank office location.

    Mr. Bywater is an executive officer and principal shareholder of Economy Advertising Company. During 2005, the Bank paid the sum of $268,342 to Economy Advertising Company for commercial printing services and for the purchase of calendars and other specialty advertising items. The Bank contemplates that it will purchase a similar amount of goods and services from Economy Advertising Company during 2006. Such business relationships have been entered into in the ordinary course of business of the Bank and considers among other factors the prices charged for the goods and services by similar businesses in the area, the vendor’s quality and timely service history and the vendor’s banking relationships with the Bank.

    Mr. Hodge is an executive officer and principal shareholder of Hodge Construction Company. The Company had a contract with Hodge Construction Company relating to construction work for its new office in the Old Capitol Town Center in Iowa City, which was completed in March, 2005. The Bank also has an agreement with the OC Group, L.C. under which it leased 5,800 square feet of space in Old Capitol Town Center, a two-story building with a total of 270,000 square feet, located in downtown Iowa City. Mr. Hodge holds a fifteen percent (15%) ownership interest in OC Group, L.C., the owner of Old Capitol Town Center.  The Bank relocated its downtown Iowa City office to the leased space in Old Capitol Town Center on March 28, 2005. The ten-year lease began on June 1, 2004. The lease term is subject to renewal options. The Bank’s annual lease payment on this space is currently $18.36 per square foot and increases 2% per year, plus annual common area maintenance charges of $4.00 per square foot. The Bank is also responsible for payment of the real estate taxes allocated to the leased space. The annual lease cost in 2005 was $129,642 before payment of such real estate taxes. In the opinion of management, the cost of the leased space is similar to the cost of leasing property in downtown Iowa City.

    The construction project for the leasehold improvements of this new office involved a cost-plus contract with Hodge Construction Company for construction management services. Although the contract was not entered into as a result of competitive bidding, the contract was entered into in the ordinary course of business of the Company and, in the opinion of management, the amounts paid under the contract for the services performed were at least as favorable to the Company as prices generally charged by similar businesses in the area for such services. The Company made total payments to Hodge Construction under the cost-plus contract and construction management agreement of $52,394 in 2004, and in 2005 $67,599 was paid as construction on the facility was completed. The total costs for 2004 included approximately $33,000 paid to Hodge Construction for demolition of the space prior to the start of construction.

    The Board of Directors of the Bank does not believe that the participation by Mr. Bywater and Mr. Hodge in the deliberations concerning executive compensation has provided the executive officers of the Bank with more favorable compensation arrangements than would have been the case absent their participation in such deliberations.

10

REPORT ON EXECUTIVE COMPENSATION

    Under rules established by the Securities and Exchange Commission, the Company is required to provide certain information in regard to the compensation and benefits provided to Dwight Seegmiller, as President of the Company and the Bank, and the other executive officer of the Company and the Bank. The disclosure requirements for these two individuals (the “executive officers”) include information set forth in various compensation tables contained in this Proxy Statement and a report explaining the rationale and matters considered in making fundamental executive compensation decisions affecting those individuals. Decisions regarding executive officer salaries, bonuses and contributions to the ESOP and the Profit Sharing Plan are made by the Board of Directors of the Bank, with Mr. Seegmiller abstaining from deliberations and voting on such matters. Decisions regarding the grant of awards to executive officers pursuant to the Incentive Stock Plan are made by the Incentive Stock Committee of the Board of Directors of the Company, consisting of the ten non-employee directors (all directors but Mr. Seegmiller). In fulfillment of the disclosure requirements, the Board of Directors of the Bank and the Incentive Stock Committee of the Company have prepared the following report.

Compensation Policy

    This report describes the current compensation policy as endorsed by the Bank’s Board of Directors and the Incentive Stock Committee, and the resulting actions taken in arriving at 2005 compensation as reported in the various compensation tables. The executive compensation program of the Bank has been designed to:

•	provide a pay-for-performance policy that differentiates compensation amounts based upon corporate and individual performance;

•
provide compensation opportunities comparable to those offered by other Iowa-based financial institutions and Midwest banks of similar asset size, thus allowing the Bank to compete for and retain talented executives who are essential to the long-term success of the Company and the Bank; and

•	align the interest of the executive officers with the long-term interest of the Company’s shareholders through the ownership of Company Common Stock.

    The executive compensation program is comprised of salary, opportunities for annual cash bonuses, participation in the ESOP, participation in the Incentive Stock Plan and participation in the Profit Sharing Plan. An executive officer’s salary is based on a number of factors, including, (1) the Bank’s performance as compared to internally established goals for the most recently ended fiscal year and to the performance of other Iowa-based financial institutions, (2) the individual officer’s level of responsibility within the Bank and (3) comparisons to salaries paid to officers holding similar positions in other Iowa-based financial institutions. Except for amounts paid in lieu of contributions to the ESOP and the Profit Sharing Plan, the award of an annual cash bonus is made in the discretion of the Board of Directors and not pursuant to any formal plan or formula. A bonus, if granted, is based on the individual performance of the executive officer and the achievement of financial performance goals of the Bank, as established in the Bank’s annual budget and business plan. The Bank, as plan sponsor of the ESOP, makes an annual ESOP contribution which was allocated among all participating employees of the Bank, including the executive officers, based on their annual salaries.  In 2005, the Bank, as sponsor of the Profit Sharing Plan, made a Profit Sharing Plan contribution which was allocated among all participating employees of the Bank, including the executive officers, based on their annual salaries. The amount of the ESOP contribution and the amount of the Profit Sharing Plan contribution and the allocation between the two plans is based on the recommendations by Bank management each year. The Board of Directors decides whether or not to approve management’s recommendation. The Board of Directors’ decision is based on the achievement of financial performance goals of the Bank as established in the Bank’s annual budget and business plan. The Incentive Stock Committee uses the award of stock options to officers to align the officers’ interests with those of the shareholders; however, significant vesting periods are also used to retain employees. The amount of options granted is determined by reviewing the practices of other financial institutions based on information provided by an outside consultant to the Board of Directors.

    In 1993, Section 162 (m) of the Internal Revenue Code was amended to place limits on the deductibility of compensation in excess of $1 million paid to executive officers of publicly held companies. The Board of Directors of the Bank does not believe, however, that the amendment has had or will have any impact on the compensation policies followed by the Board.

11

President’s Compensation

    Mr. Seegmiller’s base salary was increased to $317,085 for 2005 from $307,108 the prior year. The base salary reflected consideration of (i) an assessment of the Bank’s performance during 2004 as compared to goals set in the Bank’s annual budget and business plan for 2004, (ii) a comparison of the Bank’s performance as compared to the performance of other Iowa-based financial institutions, and (iii) compensation data provided by comparative industry surveys. Each year, management of the Bank prepares, and the Board of Directors approves, an annual budget and business plan containing financial performance goals measured primarily in terms of earnings per share, asset quality, return on assets and return on stockholders’ equity. In setting Mr. Seegmiller’s salary for 2005, the Board reviewed the goals established for 2004 and determined that such goals have been achieved by the Bank. The Board also reviewed the Bank’s performance as compared to the performance of other Iowa-based financial institutions of similar asset size. Compensation data for other Iowa-based financial institutions of similar asset size is also provided through surveys independently prepared by the Iowa Bankers Association. The survey reviewed by the Board in setting Mr. Seegmiller’s 2005 salary contained information on salaries paid during 2004 to the chief executive officers of 14 Iowa-based banks with deposits in excess of $225 million. The Board also reviewed the compensation data from SNL Financial comparing the salaries of CEOs of Midwest banks with an asset size similar to the Bank. While the foregoing factors are not specifically weighted in the decision-making process, primary emphasis is placed on the Bank’s performance during the previous year as compared to the internally-established goals. Review of comparable compensation data is used primarily as a check to ensure that the salary established is within the range of salaries paid to other chief executive officers of Midwest-based financial institutions. Although the Board reviewed a number of objective factors as described above in setting Mr. Seegmiller’s salary for 2005, its final decision was based on a subjective determination.

    Except for $12,809 paid to Mr. Seegmiller in lieu of contributions to the ESOP and the Profit Sharing Plan, Mr. Seegmiller was awarded no cash bonus in 2005. Mr. Seegmiller received additional compensation that represents the contributions which the Bank did not make, due to limitations under statutory and administrative rules, to the ESOP and the Profit Sharing Plan.

    A contribution of $18,900 was made to Mr. Seegmiller’s ESOP and Profit Sharing Plan accounts during 2005. The size of the contribution (as limited by the Internal Revenue Code) was determined as a function of Mr. Seegmiller’s 2005 salary and the size of the contribution made by the Bank, as plan sponsor, to the ESOP and the Profit Sharing Plan for the benefit of all employees of the Bank eligible to participate in the ESOP and the Profit Sharing Plan. For 2005, the ESOP and Profit Sharing Plan contributions made by the Bank amounted to 9% of the aggregate salaries paid to all Bank employees eligible to participate in the plans. The size of the ESOP and Profit Sharing Plan contributions are determined by the Board of Directors in its discretion based on its assessment of whether the Bank achieved the goals established in the annual budget and business plan for 2005. Once the size of the ESOP and Profit Sharing Plan contributions were determined, such contributions were allocated among the ESOP and Profit Sharing Plan accounts of all eligible employees of the Bank, including Mr. Seegmiller, based on their annual salaries for 2005.

Compensation for Other Executive Officer

    Effective January 1, 2005, the Board of Directors increased the base salaries of the other executive officer, Mr. Pratt to $237,836. Except for $4,884 paid to Mr. Pratt in lieu of contributions to the ESOP and the Profit Sharing Plan, Mr. Pratt was awarded no cash bonus in 2005. The salary was based on the same considerations as those used in making the compensation decisions concerning the President of the Bank and those considerations described under the Compensation Policy. Additionally, contributions were made to the ESOP accounts and the Profit Sharing Plan accounts of the executive officer. The size of those contributions were determined in accordance with the same procedure as was used for all employees of the Bank.

BOARD OF DIRECTORS
HILLS BANK AND TRUST COMPANY

INCENTIVE STOCK COMMITTEE
HILLS BANCORPORATION

Willis M. Bywater	Theodore H. Pacha
Thomas J. Gill, D.D.S.	Ann Marie Rhodes
Donald H. Gringer	Ronald E. Stutsman
Michael E. Hodge	Sheldon E. Yoder
James A. Nowak	Richard W. Oberman
12

LOANS TO AND CERTAIN OTHER TRANSACTIONS WITH
EXECUTIVE OFFICERS AND DIRECTORS

    Certain of the officers and directors of the Company, their associates or members of their families, were customers of, and have had transactions with, the Bank from time to time in the ordinary course of business, and additional transactions may be expected to take place in the ordinary course of business in the future. All loans and commitments included in such transactions have been made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. In the opinion of management of the Bank, such loan transactions do not involve more than the normal risk of collectibility or present other unfavorable features.

    During the past year, the Bank and the Company have maintained business relationships with certain companies partially owned or operated by members of the Board of Directors of the Company through the purchase of varying amounts of goods and services from such companies. All such business relationships have been entered into in the ordinary course of business of the Bank and the Company and, in the opinion of management, the prices charged for such goods and services have been at least as favorable to the Bank and the Company as prices generally charged by similar businesses in the area for such goods and services. Management of the Company anticipates that the Bank and the Company will continue to maintain such business relationships on a similar basis to the extent that such goods and services are required by the Bank and the Company in the future.

AUDIT COMMITTEE REPORT

    The report of the Audit Committee that follows shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement or future filings into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates the information by reference, and shall not otherwise be deemed filed under such Acts.

March 14, 2006

To the Board of Directors:

    The Audit Committee consists of the following members of the Board of Directors: James A. Nowak, Theodore H. Pacha and Sheldon E. Yoder. Each of the members of the Audit Committee is independent as defined under the rules of the NASDAQ Stock Market.

    We have reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2005.

    We have discussed with the independent auditors, KPMG LLP, the matters required to be discussed by Statement of Auditing Standards No. 61, Communication with Auditing Committees, as amended, issued by the Auditing Standards Board of the American Institute of Certified Public Accountants.

    We have received and reviewed the written disclosures and the letter from KPMG LLP, required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, issued by the Independence Standard Board, and have discussed with the auditors the auditors’ independence.

    Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the Securities and Exchange Commission.

Audit Committee

James A. Nowak
Theodore H. Pacha
Sheldon E. Yoder
13

AUDIT AND OTHER FEES Aggregate fees billed to the Company for the years ending December 31, 2005 and 2004 by the Company’s independent registered public accounting firm, KPMG LLP (“KPMG”):

	Years Ended December 31,

	2005	2004

Audit fees (1)	$100,900	$96,050

Audit-related fees (2)	70,000	87,000

Tax fees (3)	20,250	12,200

Total Fees	$191,150	$195,250

NOTES:

(1)
Audit fees related to the audit of the Company’s annual financial statements for the fiscal years 2005 and 2004 and for its required reviews of the Company’s unaudited interim financial statements included in its Form 10-Q for the years 2005 and 2004.

(2)
The audit-related fees related to the assessment and audit of management’s assessment of the effectiveness of the Company’s internal control over financial reporting conducted in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 and services relating to evaluation of the Company’s internal controls as required by the Federal Deposit Insurance Corporation Improvement Act, as amended.

(3)	Tax fees generally related to professional service rendered for tax compliance, tax advice and tax planning.

AUDIT COMMITTEE PRE-APPROVAL POLICY

    The Company’s Audit Committee pre-approves all audit, audit-related, tax and other services proposed to be provided by the Company’s independent registered public accounting firm prior to engaging the independent registered public accounting firm for that purpose. The charter of the Audit Committee sets forth this approval requirement. All of the audit fees, audit-related fees and the tax fees for 2005 and 2004 were pre-approved by the Audit Committee.

INDEPENDENT AUDITORS

    Representatives of KPMG LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

PROPOSALS BY SHAREHOLDERS

    Shareholder proposals intended to be presented at the Annual Meeting of Shareholders to be held in 2007 must be received by the Company no later than November 20, 2006 for inclusion in the Company’s proxy statement and form of proxy relating to that meeting. Proposals should be submitted to the Company at its principal executive offices at 131 Main Street, Hills, Iowa 52235.

BOARD NOMINATING PROCESS

    The Company does not have a standing nominating committee of the Board of Directors or a committee performing similar functions. Historically, changes in the membership of the Company’s Board of Directors have been relatively infrequent. In the view of the Board of Directors, the amount of nominating activity does not justify the establishment of such a committee. The Board of Directors has directly performed, and expects that it will continue to be capable of directly performing, all nominating functions. Therefore, the Board of Directors has concluded that such a committee is not needed. In connection with its performance of such nominating functions, the Board of Directors does not have a charter.

14

    All directors participate in the consideration of director nominees. Each of the directors, with the exception of Mr. Seegmiller, is independent as defined under the rules of the NASDAQ Stock Market. If one or more positions on the Board of Directors were to become vacant for any reason, the vacancy would be filled by the Board of Directors, and in such event all directors would participate in the selection of a person to fill each such vacancy.

    The Board will utilize a variety of methods for identifying and evaluating candidates for director. The size of the Board is established by the Company’s bylaws. The Board will regularly assess whether any vacancies on the Board are expected due to attrition. In the event that vacancies are anticipated, or otherwise arise, the Board will consider various potential candidates for director. Candidates may come to the attention of the committee through current Board members, shareholders, or other persons. The Board has never paid fees to any third party to identify, evaluate, or to assist in identifying or evaluating, potential nominees, and it does not anticipate that it will be necessary to do so in the future.

    The Board is not obligated to nominate any candidate for election. Candidates will be evaluated at meetings of the Board. In evaluating possible candidates for membership on the Board of Directors, the Board will seek to achieve a balance of knowledge, experience, and capability on the Board and will consider the qualifications of possible candidates based on the criteria described below. Members of the Board should have the highest professional and personal ethics and values, excellent personal and professional reputations, and must satisfy all regulatory requirements to serve as directors. They should have broad experience at the policy-making level in business, government, education, technology, or public interest. They should be committed to furthering the long-term as well as short-term interest of the Company and its shareholders, and in doing so they should be willing to consider the effect of any action on the Company’s shareholders, employees, suppliers, creditors and customers, and on the communities in which the Company and its subsidiary operate. They should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all directors’ duties. It is a requirement that members of the Board reside within the trade area of the Bank and the Company. The Board of Directors reserves the right to modify these qualifications from time to time.

    In general, advance notice of the shareholder’s intention to nominate a candidate for election to the Board must be given to the Company’s Treasurer. In order to be considered for nomination by the Board of Directors in connection with the Annual Meeting of Shareholders to be held in 2007, such advance notice of nominations must be received by the Company no later than November 20, 2006. A shareholder’s advance notice of nomination should set forth: (i) as to each person whom the shareholder proposes to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director, if elected); and (ii) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made, (A) the name and address of such shareholder, as they appear on the Company’s books, and of such beneficial owner, (B) the number of shares of Common Stock that are owned (beneficially or of record) by such shareholder and such beneficial owner, (C) a description of all arrangements or understandings between such shareholder and such beneficial owner and any other person or persons (including their names) in connection with the nomination, and (D) a representation that such shareholder or its agent or designee intends to appear in person or by proxy at the annual meeting to place such candidate in nomination for election as a director.

    The Board of Directors held one meeting to nominate the four candidates to be presented to the shareholders as reflected in Proposal #1 in the Proxy Statement.

COMMUNICATION WITH THE BOARD OF DIRECTORS

    The Board of Directors has established a process for shareholders of the Company to send communications to the Board. Any shareholder desiring to communicate with the Board or one or more individual Board members may write to the Treasurer of the Company at the following address:

Hills Bancorporation
Board of Directors
c/o Treasurer
131 Main Street
Hills, IA 52235
15

    The Treasurer of the Company has been instructed to forward all such communications to all Board members. The Board of Directors has adopted a policy requiring that a copy of all communications addressed to any member of the Board of Directors in his or her capacity as a director be promptly provided to the Treasurer of the Company for distribution to all other members of the Board of Directors. All directors will review any communication from a shareholder directed to the Board of Directors or to any one or more individual Board members in such capacity. The President and Chief Executive Officer of the Company will determine if any shareholder communication not addressed to Board members should be reviewed by the Board.

AVAILABILITY OF FORM 10-K REPORT

    Copies of the Company’s Annual Report to the Securities and Exchange Commission (Form 10-K), including the financial statements and schedules thereto, for the fiscal year of the Company ended December 31, 2005, will be mailed when available without charge (except for exhibits) to a holder of shares of the Common Stock of the Company upon written request to James G. Pratt, Treasurer, Hills Bancorporation, 131 Main Street, Hills, Iowa 52235.

OTHER MATTERS

    Management of the Company knows of no other matters which will be presented for consideration at the Annual Meeting of Shareholders other than those stated in the Notice of Annual Meeting which is part of this Proxy Statement, and management does not intend itself to present any such other business. If any other matters do properly come before the meeting, it is intended that the persons named in the accompanying proxy will vote thereon in accordance with their judgment. The proxy will also have the power to vote for the adjournment of the meeting from time to time.

    A copy of the Annual Report of the Company for the year ended December 31, 2005, is mailed to shareholders together with this Proxy Statement. Such report is not incorporated in this Proxy Statement and is not to be considered a part of the proxy soliciting material.

By Order of the Board of Directors

Dwight O. Seegmiller
President

March 20, 2006
Hills, Iowa
16

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HILLS BANCORPORATION

c/o UMB Bank, N.A.

P.O. Box 419064

Kansas City, MO 64141-6064
_________________________

YOUR VOTE IS IMPORTANT

Regardless of whether you plan to attend the Annual Meeting of Shareholders, you can be sure your shares are represented at the meeting by promptly returning your proxy in the enclosed envelope.

Please fold and detach card at perforation before mail.

_______________________________________________________________________________

HILLS BANCORPORATION

This Proxy is Solicited on Behalf of the Board of Directors for the

Annual Meeting of Shareholders to be held on Monday, April 17, 2006.

The undersigned hereby constitutes and appoints Richard W. Oberman, James G. Pratt and Sheldon E. Yoder, D.V.M., or any one or more of them, the proxies and attorneys of the undersigned, each with full power of substitution (the action of a majority of them or their substitutes present and acting to be in any event controlling), for and in the name, place, and stead of the undersigned to attend the Annual Meeting of Shareholders of HILLS BANCORPORATION (the “Corporation”) to be held at the Hills Community Center, Hills, Iowa, on Monday, April 17, 2006, at 4:00 p.m. local time, and any adjournment thereof, and to vote as directed below all shares of common stock of the Corporation held of record by the undersigned on March 13, 2006, with all powers the undersigned would possess if personally present at such meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement.

Dated: _________________________________________2006
_______________________________________
Signature
_______________________________________
Signature (if held jointly)

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

(Please sign proxy exactly as your name(s) appears on this proxy. When signing as an attorney, executor, administrator, trustee, guardian or another representative capacity please give your full title as such. Proxies by a corporation should be signed in its name by an authorized officer. Proxies by partnerships should be signed in its name by an authorized person. If more than one name appears, all persons so designated should sign.)

Please fold and detach card at perforation before mailing. _____________________________________________________________________________________________
HILLS BANCORPORATION	PROXY

This Proxy when properly executed, will be voted in the manner directed herein by the undersigned. If no direction is given, this Proxy will be voted FOR proposals 1 and 2.

The Board of Directors unanimously recommends a vote FOR Proposals 1 and 2.

1.	Election of Directors:

Election of Four Directors for a Three Year Term:

Nominees: Willis M. Bywater	Thomas J. Gill, D.D.S	Donald H. Gringer	Dwight O. Seegmiller

|_| FOR all nominees listed above	|_| WITHHOLD AUTHORITY
(except as indicated to the contrary below).	to vote for all nominees listed above.

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name on the line below.)

______________________________________________________________________________________

2.	The ratification of the selection of KPMG LLP as Hills Bancorporation’s independent auditors for the fiscal year ending December 31, 2006.

|_| FOR	|_| AGAINST	|_|ABSTAIN

3.	In their discretion, upon such other matters as may properly come before the mailing or any adjournment thereof.
(CONTINUED ON REVERSE SIDE)